EX-FILING FEES

Calculation of Filing Fee Table

Form S-4

(Form Type)

EQT Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, no par value	Other	180,701,708(1)	N/A	$6,843,355,189.40(2)	$147.60 per $1,000,000	$1,010,079.23
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$6,843,355,189.40		$1,010,079.23
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$1,010,079.23

(1)	Represents the estimated maximum number of shares of common stock, no par value (“EQT common stock”), of EQT Corporation (the “Registrant”) to be issued, or subject to equity awards that may be assumed by the Registrant, upon completion of the mergers and other transactions contemplated by the Agreement and Plan of Merger, dated as of March 10, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among the Registrant, Humpty Merger Sub Inc., Humpty Merger Sub LLC and Equitrans Midstream Corporation (“Equitrans”) and is equal to the product of (a) the exchange ratio in the Merger Agreement of 0.3504 and (b) 515,701,220 shares of common stock, no par value (“Equitrans common stock”), of Equitrans, which is the sum of (i) 436,660,506 shares of Equitrans common stock issued and outstanding as of May 1, 2024, (ii) 63,939,290 shares of Equitrans common stock issuable upon the conversion of the 30,018,446 shares of preferred stock, no par value (“Equitrans preferred stock”), of Equitrans outstanding as of May 15, 2024 and (iii) 15,101,424 shares of Equitrans common stock issuable upon the exercise or settlement of the outstanding Equitrans equity awards, including options, restricted stock awards, restricted stock units, performance share units (assuming target level of performance) and phantom units, as of May 1, 2024.

(2)	Calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act. Such amount equals the product of (a) $13.27, the average of the high and the low prices per share of Equitrans common stock, as reported on the New York Stock Exchange on May 13, 2024, which is within five business days prior to the filing of this Registration Statement on Form S-4, and (b) 515,701,220, which is the estimated maximum number of shares of Equitrans common stock, including shares issuable upon conversion of Equitrans preferred stock and shares issuable upon the exercise or settlement of equity awards, to be exchanged for shares of EQT common stock upon completion of the transactions contemplated by the Merger Agreement.